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               [PRICEWATERHOUSECOOPERS LETTERHEAD APPEARS HERE]



CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in post-effective amendment number 1 to the registration statement on Forms F-4 and S-4 (registration number 333-53999) related to the offering of Senior Notes due 2008 (the "Exchange Notes") by Terra Nova Insurance (UK) Holdings plc fully and unconditionally guaranteed by Terra Nova (Bermuda) Holdings Ltd. ("Bermuda Holdings"), of our report dated March 6, 1998 included in the annual report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K") of Bermuda Holdings, on our audit of the consolidated financial statements of Bermuda Holdings and subsidiaries as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 and of our report dated March 6, 1998 included in the Form 10-K of Bermuda Holdings, on the financial statement schedules listed in Item 14 therein. We also consent to the reference to our firm under the caption "Experts".


/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Hamilton, Bermuda

September 18, 1998